Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-276599

Registration File No. 333-279302

Registration File No. 333-276762

Visitors Video :30 seconds

Super disclaimer: This is not an offering of any securities for sale in New York.	VO: You never planned on three generations...

*Super is in bold and will stay onscreen through entirety of spot.	Super disclaimer: This is not an offering of any securities for sale in New York.

VO: ..feeling so at home	VO: ..in a place...

Super disclaimer: This is not an offering of any securities for sale in New York.	Super disclaimer: This is not an offering of any securities for sale in New York.

VO: ..they’ve never been.	VO: But you made the plan that got..

Super disclaimer: This is not an offering of any securities for sale in New York.	Super disclaimer: This is not an offering of any securities for sale in New York.

VO: ..you here and..	VO: ..you stuck to it.

Super disclaimer: This is not an offering of any securities for sale in New York.	Super disclaimer: This is not an offering of any securities for sale in New York.

VO: With a Shield Level annuity from Brighthouse Financial,	VO: your portfolio can benefit...

Super disclaimer: This is not an offering of any securities for sale in New York.	Super disclaimer: This is not an offering of any securities for sale in New York.

VO: … from growth potential, with a level of protection from market volatility.	VO: To help you follow your plans, wherever they take you.

Super disclaimer: This is not an offering of any securities for sale in New York.	Super disclaimer: This is not an offering of any securities for sale in New York.

VO: Talk to your financial professional about Shield Level annuities.	VO: Brighthouse Financial Build for what’s ahead.

Onscreen text: Talk to your financial professional about Shield® Level annuities	*Disclosure language as follows:

Super disclaimer: This is not an offering of any securities for sale in New York.

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level II 6-Year Annuity, Brighthouse Shield® Level II 3-Year Annuity, and Brighthouse Shield® Level II Advisory Annuity, collectively referred to as “Shield® Level Annuities,” “Shield® Level II Annuities,” “Shield® Annuities,” or “Shield® II Annuities.” These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) (“Brighthouse Financial”). Shield Level Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level Annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.